EXHIBIT 99.1


PRESS RELEASE                                       Source: Tag-It Pacific, Inc.

  TAG-IT PACIFIC, INC. REPORTS NET EARNINGS OF $309,000 FOR 2006 COMPARED TO A
                   ($29.5) MILLION NET LOSS IN THE PRIOR YEAR
                2006 EPS OF $0.02 VS. ($1.62) LOSS IN PRIOR YEAR

Thursday, April 5, 2007
LOS ANGELES--(BUSINESS WIRE)--April 5, 2007--Tag-It Pacific, Inc. (AMEX: TAG),
                                                                         ---
brand owner of Talon(R) zippers and a full service outsourced trim management supplier for manufacturers of fashion apparel, today announced financial results for the Company's fiscal year ended December 31, 2006.

For the year ended December 31, 2006, the Company reported Net Income of $309,000, or $0.02 per share, as compared to a Net Loss for the year ended December 31, 2005 of ($29,538,000), or a loss of ($1.62) per share. "We are very pleased with the financial results for 2006" commented Stephen Forte, the Company's CEO. "2006 was a critical transition year for the Company, and we believe important changes and progress were made in many areas. These changes not only resulted in a substantial turn-around of the Company's operating results, but we believe have positioned the Company for the tremendous market opportunities we see ahead." Mr. Forte continued. The net income for 2006 is after the deduction of $395,000 in non-cash compensation charges associated with the Company's implementation of FAS 123(R) at the beginning of 2006. Net cash provided by operating activities in 2006 was $2,020,000.

Sales for the year ended December 31, 2006 were $48,825,000, as compared to sales of $47,331,000 for 2005. The sales increase for the year reflects a 45% increase in the Company's sales within Asia, while the Company's sales in Mexico and the U.S. declined. The sales declines in Mexico and the U.S. are a result of the restructuring actions taken in late 2005 where the assembly and manufacturing operations in these regions were closed, and also as a result of the apparel industry shift to Asia manufacturing sources. In addition, the decline in sales from Mexico also reflects the impact of the elimination of approximately $4.0 million of sales of products that the Company discontinued at the end of 2005. In October 2006 the Company's supply contract with its exclusive customer for the TekFit(R) waistband product expired. With the expiration of this exclusive contract the Company can now sell this waistband to other brands and retailers. Sales orders for this product however are expected to be significantly less than the prior year through the next several quarters, as the Company's initial shipments of the waistband products to new customers will not fully offset the decline in sales from the prior exclusive customer in the near term. In 2006 this product accounted for approximately 19% of the Company's revenues.

Gross margins for the year ended December 31, 2006 improved $14.2 million from 2005. "Our gross margin improvements for 2006 are strong evidence of the effectiveness of our restructuring strategy" commented Mr. Forte. "Approximately $3.4 million of the improvement reflects the cost of the restructuring we incurred in 2005, however the bulk of the improvement reflects the results of structural changes we made in the business that eliminated significant costs in the manufacturing and distribution areas, and more than $5.0 million of the improvement is the result of increased margins on core product sales and from increased volume" Forte said.

Operating expenses for the year ended December 31, 2006 were $14.2 million lower than in 2005. The cost reductions reflect the result of restructuring and goodwill impairment charges of $2.5 million, and $5.9 million in provisions for uncollectible receivables principally from Mexico that were recorded in 2005. In addition to the elimination of these 2005 charges, operating expenses in 2006 were lower than 2005 due to reduced employee costs, lower legal costs, recoveries of previous bad debts, and reductions in travel and overall operating expenses as the Company operated with a smaller more efficient organizational structure. The operating costs for the year ended December 31, 2006 also included non-cash compensation costs of $395,000 associated with the implementation of FAS 123(R).

           *          *          *          *          *          *

Teleconference Information
--------------------------
Management will host a conference call at 1:30 p.m. PST (4:30 p.m. EST) Thursday, April 5, 2007 to discuss the 2006 operating results.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-322-9079. International callers should dial 973-582-2717. There is no pass code required for this call.

If you are unable to listen to the live teleconference at its scheduled time, there will be a replay available through May 4, 2007 midnight Eastern time and can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int'l), replay pin number: 8650149.

This call is being webcast by ViaVid Broadcasting and can be accessed at http://viavid.net/dce.aspx?sid=00003474.
---------------------------------------

About Tag-It Pacific, Inc.
--------------------------

Tag-It distributes zippers under its Talon(R) brand name to manufacturers for apparel brands and retailers such as Levi Strauss & Co., Wal-Mart and JCPenney. Tag-It also supplies a full range of trim items to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers, including Levi Strauss & Co., Motherworks, Express, The Limited, New York & Co., Victoria's Secret and House of Dereon, among others.

Forward Looking Statements:
--------------------------

With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include the projected effects of our restructuring actions and growth strategy in future periods and the effects of the expiration of our exclusive supply contract for TekFit waistbands. Factors which could cause actual results to differ materially from these forward-looking statements include our ability to acquire new customers for our TekFit waistbands, an unfavorable outcome in litigation in which we are party, the unanticipated loss of one or more major customers, economic conditions, pricing pressures and other competitive factors and our management of the growth strategy. These and other risks are more fully described in our filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Tag-It Pacific, Inc.
Rayna Long, 818-444-4128
rlong@tagitpacific.com

                              TAG-IT PACIFIC, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       (UNAUDITED)
                                               Year Ended      Year Ended
                                              December 31,    December 31,
                                                  2006            2005
                                              -------------  --------------

Net sales                                     $  48,825,002  $  47,331,176
Cost of goods sold                               34,356,034     47,070,381
                                              -------------  --------------
Gross profit                                     14,468,968        260,795

Selling expenses                                  2,777,772      2,928,659
General and administrative expenses              10,670,311     22,267,070
Restructuring charges                                     -      2,474,281
                                              -------------  --------------
Total operating expenses                         13,448,083     27,670,010

Income (loss) from operations                     1,020,885    (27,409,215)
Interest expense, net                               677,682      1,069,015
                                              -------------  --------------

Income (loss) before income taxes                   343,203    (28,478,230)
Provision for income taxes                           33,900      1,059,479
                                              -------------  --------------

Net income (loss)                                   309,303    (29,537,709)
Less: Preferred stock dividends                           -              -
                                              -------------  --------------

Net income(loss)  to common shareholders      $     309,303  $ (29,537,709)
                                              =============  ==============

Basic income(loss) per share                  $        0.02  $       (1.62)
                                              =============  ==============
Diluted income( loss) per share               $        0.02  $       (1.62)
                                              =============  ==============

Basic weighted average shares outstanding        18,377,484     18,225,851
                                              =============  ==============
Diluted weighted average shares outstanding      18,955,796     18,225,851
                                              =============  ==============

                                               TAG-IT PACIFIC, INC.
                                            CONSOLIDATED BALANCE SHEETS

                                                                                             (UNAUDITED)
                                                                                     December 31,    December 31,
                                                                                         2006            2005
                                                                                    --------------  --------------
Assets
Current Assets:
  Cash and cash equivalents                                                         $   2,934,673   $   2,277,397
  Accounts receivable, net                                                              4,664,766       5,652,990
  Note receivable                                                                       1,378,491         662,369
  Inventories, net                                                                      3,051,220       5,573,099
  Prepaid expenses and other current assets                                               541,034         618,577
                                                                                    --------------  --------------
Total current assets                                                                   12,570,184      14,784,432

Property and equipment, net                                                             5,623,040       6,438,096
Fixed assets held for sale                                                                826,904         826,904
Note receivable, less current portion                                                   1,420,969       2,777,631
Due from related parties                                                                  750,137         730,489
Other intangible assets, net                                                            4,139,625       4,255,125
Other assets                                                                              362,569         508,117
                                                                                    --------------  --------------

Total assets                                                                        $  25,693,428   $  30,320,794
                                                                                    ==============  ==============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                                                  $   4,006,241   $   6,719,226
  Accrued legal costs                                                                     427,917       2,520,111
  Other accrued expenses                                                                3,359,267       4,168,552
  Demand notes payable to related parties                                                 664,970         664,971
  Current portion of capital lease obligations                                            432,728         590,884
  Current portion of notes payable                                                      1,107,207         186,837
  Current portion of secured convertible promissory notes                              12,472,622               -
                                                                                    --------------  --------------
Total current liabilities                                                              22,470,952      14,850,581

Capital lease obligations, less current portion                                           474,733         856,495
Notes payable, less current portion                                                     1,061,514       1,261,018
Secured convertible promissory notes                                                            -      12,440,623
                                                                                    --------------  --------------
Total liabilities                                                                      24,007,199      29,408,717
                                                                                    --------------  --------------

Commitments and contingencies

Stockholders' Equity:
  Preferred stock Series A, $0.001 par value; 250,000 shares authorized; no shares
  issued or outstanding                                                                         -               -

  Common stock, $0.001 par value, 100,000,000 shares authorized;
    18,466,433 shares issued and outstanding at December 31, 2006;
    18,241,045 at December 31, 2005                                                        18,466          18,241
  Additional paid-in capital                                                           51,792,502      51,327,878
  Accumulated deficit                                                                 (50,124,739)    (50,434,042)
                                                                                    --------------  --------------
Total stockholders' equity                                                              1,686,229         912,077
                                                                                    --------------  --------------
Total liabilities and stockholders' equity                                          $  25,693,428   $  30,320,794
                                                                                    ==============  ==============